UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

73 Front Street, 5th Floor Hamilton, Bermuda	HM 12
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.125% Class A Preferred Limited Partnership Units, Series 13	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-232256

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

Description of the terms of the 5.125% Class A Preferred Limited Partnership Units, Series 13 (the “Preferred Units”) of Brookfield Infrastructure Partners L.P. (the “Registrant”) are contained in a prospectus dated June 21, 2019, constituting part of the Registrant’s registration statement on Form F-3 (File No. 333-232256) relating to the Preferred Units (the “Prospectus”), and a supplement to the Prospectus dated September 14, 2020 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Prospectus Supplement”). The description of the Preferred Units contained in the Prospectus under the heading “Description of Preferred Limited Partnership Units” and the description of the Preferred Units in the Prospectus Supplement under the heading “Description of the Offered Securities” are each incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description
3.1	Certificate of Registration of Brookfield Infrastructure Partners L.P., registered as of May 29, 2007 (filed as Exhibit 1.1 to Brookfield Infrastructure Partners L.P.’s Registration Statement on Form 20-F on July 31, 2007)

3.2	Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 16, 2018 (filed as Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K on February 16, 2018)

3.3	First Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated September 12, 2018 (filed as Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K on September 12, 2018)

3.4	Second Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 27, 2020 (filed as Exhibit 99.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K on February 27, 2020)

3.5	Third Amendment, dated September 21, 2020, to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 16, 2018 (filed as Exhibit 3.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K on September 21, 2020)

4.1	Form of 5.125% Class A Preferred Limited Partnership Units, Series 13 Certificate (filed as Exhibit 4.1 to Brookfield Infrastructure Partners L.P.’s Form 6-K on September 21, 2020)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

Date: September 21, 2020	By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary